THE DEFINITIVE AGREEMENT FOR THE SHARE EXCHANGE MERGER & ACQUISITION OF SRG HOLDINGS INCORPORATED BY OMEGA COMMERCIAL FINANCE CORPORATION

THIS DEFINITIVE AGREEMENT FOR A SHARE EXCHANGE MERGER & ACQUISITION (the "Agreement"), executed on *October 17, 2014 by* and among OMEGA COMMERCIAL FINANCE CORPORATION, a Wyoming corporation herein referenced as ("OMEGA"), and VeriTrek Inc., a Delaware Corporation herein referenced as ("SRG") referred to herein, and Ronnie Hale and John Manno both herein referenced as (the MAJORITY SHAREHOLDERS). The current owner and MAJORITY SHAREHOLDERS of SRG along with OMEGA collectively referred to herein as the ("PARTIES").

RECITALS

Whereas: OMEGA upon signing of this agreement shall initiate a share exchange transaction pursuant to which OMEGA will exchange Fifteen Million Shares (15,000,000) of Omega Commercial Finance Corporation's *restricted common stock* of which will enable OMEGA to acquire 75% of the ownership of SRG and all other SRG affiliated & SRG owned companies as noted hereinafter. In addition, the aforementioned shares shall have a Lock-Up Period of twelve (12) months from the Effective Date of this agreement.

Whereas: SRG is a Full-Service 100% Commission Brokerage specializing in residential and commercial real estate throughout the U.S. inspired by technological advancements and innovative marketing strategies. SRG was founded on the principals of developing an eco-friendly, cost efficient, and cloud-based platform for conducting real estate business. SRG has evolved into an extremely efficient national real estate brand for agents promoting a positive and professional culture. SRG poises themselves as the fastest growing 100% commission brokerage that is setting new standards in the real estate industry.

Whereas: OMEGA trades under the ticker symbol ***(OTCPINK: OCFN)*** is a publicly traded and diversified financial holding company with its principal place of business in the United States. Its focus is primarily on originating, investing in, acquiring and managing senior performing or nonperforming commercial real estate mortgage loans, commercial mortgage-backed securities, commercial real estate corporate debt and loans, and other commercial real estate related investments in the U.S. Additional competencies include underwriting and originating of structured financing programs, all of which are secured by commercial real estate or other types of related or similar assets or equity interests. Regardless of the type of loan, OMEGA's lending objective is to generate consistent revenue from interest income and origination fees from these structured financing programs. OMEGA is an organization positioned to meet the demands of the financing capital markets.

Whereas: The Share Exchange shall become Effective immediately upon SRG being in receipt of the Fifteen Million (15,000,000) restricted Shares of OMEGA and SRG transfers seventy-five percent (75%) of its outstanding shares to OMEGA to be acquired by OMEGA and deemed the ("Effective Date.").

Whereas: The Board of Directors of OMEGA and SRG including Ronnie Hale and John Manno have each approved the proposed transaction.

Whereas: The MAJORITY SHAREHOLDERS are the owner of all of the issued and outstanding common stock, or majority equity interest of SRG.

Whereas: The PARTIES, in consideration of the terms and conditions of this AGREEMENT, shall make certain representations, warranties and agreements in connection with the completion of this AGREEMENT.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the PARTIES hereby agree as follows:

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ARTICLE I
THE EXCHANGE

1.1 **The Exchange.** On the Closing Date Ronnie Hale and John Manno, or their designated entities or assignees, shall receive Fifteen Million (15,000,000) restricted Shares priced at $1.00 per share (as hereinafter defined). In consideration thereof, OMEGA shall own 75% of SRG's outstanding common stock for consideration of the Fifteen Million ($15,000,000)

1.2 **Majority Ownership Interest.** On the Closing Date, SRG shall receive Fifteen Million Shares (15,000,000) Shares from OMEGA, and SRG in consideration therefore shall deliver 75% of the issued and outstanding common stock valued at Fifteen Million ($15,000,000) to Omega Commercial Finance Corporation. Immediately following the completion of the share exchange transaction through the issuance of the Exchange Shares, OMEGA shall have a total of approximately 63,525,000 shares of its common stock issued and outstanding. For Federal income tax purposes, it is intended that the share transfer and Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Prior to closing, no interest in SRG or in any part thereof shall be deemed to have taken place. In addition, prior to closing, Omega shall have no right to pledge, mortgage, hypothecate or otherwise encumber all or any ownership interest in SRG.

1.3 **Closing Date and Closing Time.** Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing Date") to be held on the soonest of (i) 5-days after the parties have executed this Agreement or (ii) the first business day on which the last of the conditions set forth in Article V have been fulfilled or waived, or (iii) such other date as the parties hereto may agree, at such time and place as the parties hereto may agree. If the Closing Date does not take place before ***October 15th 2014***, SRG may declare this agreement null and void.

1.4 **The Effective Date.** The Share Exchange & Acquisition Agreement shall become "Effective" immediately after the escrow agent is in receipt of the Fifteen Million (15,000,000) restricted shares of OMEGA and 75% of the common stock ownership of SRG, hereinafter called the "Effective Date"..

1.5 **Officers.** Ronnie Hale and John Manno are the current owners and MAJORITY SHAREHOLDERS of SRG, and shall maintain the sole Chief Executive Officer and President positions and maintain the day-to-day activities and operation of SRG, including appointing the Chairperson for the SRG Advisory Board Committee.

1.6 **SRG Advisory Board Committee.** Prior to the Effective Date a five (5) member "SRG Advisory Board Committee" shall be formed that will oversee the strategic growth decisions of SRG, and shall have VETO POWER over all areas that encompasses the disposition of assets i.e. "SRG", the retention of top executives, management, and board members, the implementation and/or acquisition of intellectual property both current and future, and the domestic and international areas of expansions, and SRG marketing platform. The entire board will consist of the Chairman appointed by SRG, and five (5) additional members; two (2) of the members will be appointed by the Board of Director(s) of OMEGA and the remaining three (3) appointed by John Manno and Ronnie Hale. All other board members will be compensated annually with 50,000 restricted shares of Omega Commercial Finance Corporation common stock

1.8 **Profit Participation & Compensation.** Ronnie Hale and John Manno the Majority SHAREHOLDERS shall remain as the Chief Executive Officer and President and shall receive sixty (60%) percent of the net profits and dividends distributed by SRG and Omega shall receive forty (40%) percent of the net profits and dividends distributed by SRG, plus Ronnie Hale and John Manno shall participate in Omega Commercial Finance Corporation's Equity Stock Option Program (ESOP) as described and outlined in the Employment Agreement.

1.9 **SRG Irrevocable Spin-Off & 1st Right of Refusal Covenant.** In the event there is a 100% unanimous agreement by the SRG Advisor Board Committee to separately spin-off SRG as a stand-alone public entity, Ronnie Hale and John Manno shall have the Irrevocable 1st Right of Refusal to acquire fifty (50%) percent ownership stake in SRG for an agreed upon price to be determined by a majority of the board members at the time of exercising this covenant.

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1.10 **$500-Million Capitalization of SRG Operations**. Omega shall have the sole responsibility for the capitalization of SRG through its capital market public platform and products. Omega hereby agrees to allocate during the existence of SRG as a subsidiary of Omega of up to $500-million dollars, in accordance with the Fund Utilization Document attached hereto as Exhibit A, which Exhibit A is hereby incorporated by reference as if fully set forth herein, and for additional capitalization at its sole discretion, for the approved growth initiatives and strategies optimal for SRG and applicable by Omega.

1.11 **SRG Financial Statements Covenant**. SRG shall be required prior to the Effective Date herein to supply Omega with unaudited year-end financial statements for 2012, 2013 and year-to-date for 2014. Additionally, prior to the implementation and effectiveness of Section 1.12, SRG shall be required to have prepared for Omega, by a service provider approved by Omega, and at Omega's expense, PCAOB certified financial statements and audit completed for the years noted herein section 1.11, no later than 70-days upon receipt of Omega's Fifteen-Million (15,000,000) common stock shares.

1.12 **Binding Agreement.** This Agreement constitutes a binding agreement or a final and definitive agreement as accepted by SRG and OMEGA and has been negotiated, fully executed, and delivered by both parties.

1.13 **Non-Compete Clause.** The ("Parties") agree to a mutual five (5) year NON-Compete Clause as it only relates to disclosed lenders, banks, investors, investment banks, clients or other similar or like funding sources and or clients of Omega introduced to SRG by OMEGA and of lenders, banks, investors, investment banks, clients or other similar or like funding sources and or clients of SRG introduced to OMEGA by SRG and any loans or business transactions funded or closed by OMEGA excluding clients introduced to OMEGA by SRG effective immediately upon the Closing Effective Date, which shall prevent Majority Shareholders and/or affiliates, partners, associates, and or others from contacting the current Borrowers/clients excluding borrowers/clients and others introduced to OMEGA by SRG or Majority Shareholders.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1 **Representations and Warranties of OMEGA.** OMEGA represents and warrants to the MAJORITY SHAREHOLDER the following:

(a) Organization, Standing and Power. OMEGA is a corporation duly organized, validly existing and in good standing under the laws of the state of Wyoming, is a listed company on the OTCPINK of United States of America, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary as well as full power and authority to execute, deliver, and perform this agreement. This agreement represents the legal, valid, and binding obligations of such representing party enforceable in accordance with its respective terms.

(b) Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of OMEGA consists of unlimited shares of Common Stock with a par value of $0.01 per share, of which 53,486,858 shares are currently issued and outstanding, and 10,000,000 authorized shares of Preferred stock with a par value of $5.00 per share, of which no shares are currently issued and outstanding. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of OMEGA approving such issuance, validly issued, fully paid and non-assessable, and not subject to preemptive rights. Except as otherwise specified herein, as of the date of the execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from OMEGA at any time, or upon the happening of any stated event, any shares of the capital stock of OMEGA whether or not presently issued or outstanding.

(c) Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of OMEGA will be delivered to SRG, prior to the Closing Date, and will be certified as true, correct and complete copies thereof. The minute book of OMEGA, which will be made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the SHAREHOLDER's of OMEGA since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

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(d) Authority. OMEGA has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of OMEGA. No other corporate or SHAREHOLDER proceedings on the part of OMEGA are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e) Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby, will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of OMEGA or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OMEGA which violation would have a material adverse effect on OMEGA taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to OMEGA in connection with the execution and delivery of this Agreement by OMEGA or the consummation by OMEGA of the transactions contemplated hereby.

(f) Books and Records. OMEGA will make available for inspection, prior to the Closing Date, by MAJORITY SHAREHOLDER upon reasonable request all the books of OMEGA relating to the business of OMEGA. Such books of OMEGA have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to MAJORITY SHAREHOLDER by OMEGA are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g) Compliance with Laws. OMEGA is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(h) SEC Filings. Omega's predecessor company filed a registration statement with the SEC under the Securities Act of 1934. Thereafter, Omega's Predecessor Company or OMEGA has filed all periodic reports required to be filed with the Securities Exchange Commission and, as of the date hereof, is current in its filing obligations.

(i) Financial Statements and Tax Returns. Copies of Omega's audited financial statements for the fiscal year ended December 31, 2012, its financial statements for the periods ending March 31, and June 30, 2013 can be obtained by SRG on the SEC website.

(j) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of OMEGA, threatened against or affecting OMEGA, or its Management or Officers, which is reasonably likely to have a material adverse effect on OMEGA, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against OMEGA having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k) Tax Returns. OMEGA has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon OMEGA.

(l) Indemnification To the fullest extent permitted by Law, OMEGA will defend, indemnify and hold harmless SRG, including its current and former officers, directors, employees, attorneys, consultants, intermediaries, volunteer workers and assigns from and against past and present claims, damages, losses and expenses, including but not limited to attorney's fees, arising out of, or from the performance of OMEGA's operations or services and for the acts or omissions of its directors, officers, employees, contractors or subcontractors, volunteers, participants, guests or any third party for whom it is responsible, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity that would otherwise exist in the absence of this agreement

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2.2 Representations and Warranties of SRG. SRG represents and warrants to OMEGA as follows:

(a) Organization, Standing and Power. SRG is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b) Capital Structure. The authorized capital stock of SRG consists of common stock units, all of which are held by the Majority SHAREHOLDER. All of the issued and common stock of SRG were issued in compliance with all applicable securities laws, as applicable. Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from SRG at any time, or upon the happening of any stated event, any membership interests in the capital stock, or equity, of SRG.

(c) Certificate of Incorporation, Bylaws and Minute Books. The copies of the formation documents, including the Articles of Incorporation or equivalent and the other corporate documents of SRG are true, correct and complete copies thereof. The minute books or equivalent of SRG which are available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the SHAREHOLDER of SRG since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d) Authority. MAJORITY SHAREHOLDER has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or SHAREHOLDER proceedings on the part of MAJORITY SHAREHOLDER are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e) Conflict with Agreements; Approvals. Except as disclosed by SRG, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of SRG or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SRG or its properties or assets except for consent necessary for an accounting and navigating system. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to SRG in connection with the execution and delivery of this Agreement by MAJORITY SHAREHOLDER, or the consummation by MAJORITY SHAREHOLDER of the transactions contemplated hereby.

(f) Financial Statements. SRG shall be required prior to the Effective Date herein to supply Omega with unaudited year-end financial statements for 2012, 2013 and year-to-date for 2014. Additionally, prior to the implementation and effectiveness of Section 1.12, SRG shall be required to have prepared for Omega, PCAOB certified financial statements and audit completed for the years noted herein section 1.11, no later than 70-days upon receipt of Omega's Fifteen-Million (15,000,000) common stock shares.

(g) Books and Records. SRG has made or will make available for inspection by OMEGA upon reasonable request all the books of account, relating to the business of SRG. Such books of account of SRG have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to OMEGA by SRG are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h) Compliance with Laws. SRG is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(i) Liabilities and Obligations. SRG has no material liabilities or obligations absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the SRG's financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

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(j) Indemnification SRG shall indemnify and hold harmless OMEGA from and against any claims, damages, losses, costs, or expenses including reasonable attorneys fees that arise after the date of the closing arising directly from SRG activities, transactions, and all other business related manifestations with the exception of those stemming from or a result of but not limited to SRG activities, transactions, and all other business related manifestations occurring prior to the closing date.

(k) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of SRG threatened against or affecting SRG, or it's Management or Officers, which is reasonably likely to have a material adverse effect on SRG, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SRG having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(l) Taxes. SRG has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and SRG has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. SRG knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(m) Licenses, Permits; Intellectual Property. SRG owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

(n) Current Employees & Staff. SRG agrees to a three-year non-compete clause that is effective immediately upon the effective date of this agreement, which shall prevent Ronnie Hale and John Manno from being engaged in the same capacity with any direct competitor of SRG in the event they leave the employment of SRG. In the event of the termination of employment from SRG, neither Ronnie Hale nor John Manno may solicit the the current agents, management, or staff of SRG for hiring for a period of three years from the date of termination of employment with SRG.

2.3 Representations and Warranties of the SHAREHOLDER, By execution of this Agreement, each of the MAJORITY SHAREHOLDER represents and warrants to OMEGA as follows:

(a) Shares Free and Clear. The common stock of SRG which Ronnie Hale and John Manno owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b) Unqualified Right to Transfer Shares. Ronnie Hale and John Manno has the unqualified right to sell, assign, and deliver the membership units of SRG specified herein and, upon consummation of the transactions contemplated by this Agreement, OMEGA will acquire good and valid title to such membership units, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c) Agreement and Transaction Duly Authorized. Ronnie Hale and John Manno is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such MAJORITY SHAREHOLDER is a party or by which such MAJORITY SHAREHOLDER is bound.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1 Covenants of SRG and OMEGA. During the period from the date of this Agreement and continuing until the Closing Date, SRG and OMEGA each agree as to themselves (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a) Ordinary Course. Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b) Dividends; Changes in Stock. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

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(c) Issuance of Securities. No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d) Governing Documents. No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e) No Dispositions. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f) Indebtedness. No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice unless authorized by this Agreement or written consent of the parties.

3.2 Other Actions. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV
ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1 Restricted OMEGA Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute "offshore transactions" as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption there from. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing Date an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions. OMEGA shall comply with any and all securities laws in the issuance, administration, registration, offering, and/or management of OMEGA shares.

4.2 Access to Information. Upon reasonable notice, OMEGA and SRG shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of OMEGA and SRG shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable, and (b) all other information concerning its business, properties and personnel as such other party may reasonably request, as applicable. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 Legal Conditions to Exchange. Each of OMEGA and SRG shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by OMEGA or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

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4.4 Current Business of OMEGA. OMEGA shall continue to operate its business following the Closing of the Share Exchange Agreement, and SRG shall continue to operate as a wholly-owned subsidiary of OMEGA. Such matters include, inter alia, all business and business contracts, tenancy agreements, employment contracts, rights and obligations (other than those specifically described in this Agreement) and/or other liabilities of whatsoever kind.

4.5 **Non-Dilution:** Stock shares provided to SRG by OMEGA as stated in this Agreement shall not be diluted below the value stated in section 1.2 and shall maintain the aforementioned value or higher depending on the value of the stock at the time of an event of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to its outstanding common stock, the Common Stock Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares of similar transaction. When a stock event as stated herein occurs, additional shares shall be made immediately available to SRG by OMEGA to maintain the greater value of the stock value at the time just prior to the stock event or the stock value described in section 1.2 at the time of the effective date of this agreement.

ARTICLE V
CONDITIONS PRECEDENT

5.1 Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon receipt by each Parties shares plus the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2 Conditions to Obligations of OMEGA. The obligation of OMEGA to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by OMEGA:

(a) Representations and Warranties. The representations and warranties of SRG and of the MAJORITY SHAREHOLDER set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and OMEGA shall have received a certificate signed on behalf of SRG by the Director and CEO of SRG and a certificate signed by the MAJORITY SHAREHOLDER to such effect.

(b) Performance of Obligations of SRG. SRG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and OMEGA shall have received a certificate signed on behalf of SRG by its Director to such effect.

(c) Closing Documents. OMEGA shall have received such certificates and other closing documents as counsel for OMEGA shall reasonably request.

(d) No Dissenting Shares. MAJORITY SHAREHOLDER, holding 100% of the issued and outstanding common stock of number of shares of common stock of SRG shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e) Consents. SRG shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of OMEGA, individually or in the aggregate, have a material adverse effect on SRG and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. SRG shall also have received the approval of its SHAREHOLDER s in accordance with applicable law.

(f) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of OMEGA, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against SRG, the consequences of which, in the reasonable judgment of OMEGA, could be materially adverse to SRG.

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5.3 Conditions to Obligations of SRG. The obligation of SRG to effect the Exchange is subject to the satisfaction of the following conditions unless waived by SRG.

(a) Representations and Warranties. The representations and warranties of OMEGA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, SRG shall have received a certificate signed on behalf of OMEGA by its President to such effect.

(b) Performance of Obligations of OMEGA. OMEGA shall have performed in all material respects all obligations required to be performed by it under this Agreement, particularly Article 1, at or prior to the Closing Date, and SRG shall have received a certificate signed on behalf of OMEGA by the President to such effect. OMEGA shall have performed its capital funding obligations in accordance with the Fund Utilization Document, which obligation shall be continuing and survive the Closing Date.

(c) Closing Documents. SRG shall have received such certificates and other closing documents as counsel for SRG shall reasonably request.

(d) Consents. OMEGA shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of SRG, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against OMEGA the consequences of which, in the reasonable judgment of SRG, could be materially adverse to OMEGA.

ARTICLE VI
TERMINATION AND AMENDMENT

6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of OMEGA, SRG and the MAJORITY SHAREHOLDER ;

(b) by either OMEGA, SRG, or the MAJORITY SHAREHOLDER if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c) by OMEGA at its sole discretion or MAJORITY SHAREHOLDER at its sole discretion in exchange for return of the 15,000,000 shares of restricted stock and ownership interest of SRG.

6.2 Effect of Termination. In the event of termination of this Agreement by any of the parties hereto as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3 Amendment. This Agreement may be amended by mutual agreement of the parties hereto, provided that in the case of OMEGA and SRG, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective SHAREHOLDER . Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

DS

6.5 Buy Back Termination Clause.

(a) In the event OMEGA does not perform as outlined in Exhibit A of this agreement, SRG can at its sole discretion exercise its buy back clause with a One Dollar ($1.00) payment to OMEGA and return the 15-MM shares of restricted stock in consideration for the Seventy-Five Percent (75%) ownership stake of SRG. Prior to effecting this clause SRG is required to issue OMEGA a written notice of non-performance and OMEGA shall have 90 days from the date of receipt to cure any valid outstanding obligation(s). However, in the event OMEGA provided any portion of the financial commitment to SRG, such capital must be returned to OMEGA or recapture of such funds shall be otherwise negotiated in good faith between the parties.

(b) In the event SRG does not perform as outlined in Exhibit A of this agreement, OMEGA at its sole discretion can terminate this agreement and return the Seventy Five (75%) ownership stake to SRG, in addition to receiving back its 15-MM shares of restricted OCFN stock, plus any out of pocket expenses or capital commitment associated with this transaction as incurred by OMEGA. Prior to effecting this clause OMEGA is required to issue SRG a written notice of non-performance and SRG shall have 90 days from the date of receipt to cure any valid outstanding obligation(s).

ARTICLE VII
GENERAL PROVISIONS

7.1 Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of three years from the date of this Agreement.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to: Omega Commercial Finance Corporation

Jon S. Cummings IV, Chairman/President
Omega Commercial Finance Corporation.
1000 5th Street, Suite 200
Miami Beach, Florida 3313

(b) If to the MAJORITY SHAREHOLDERS & SRG Holdings Incorporated

Ronnie Hale & John Manno
VeriTrek Inc.
12001 Research Parkway, Suite 236
Orlando, FL 32826

7.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become binding and effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

DS

7.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to principles or conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Florida State or any federal court in the State of Florida in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8 Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above. (Please refer to the signed page)

Omega Commercial Finance Corporation

/s/ ______________________________

Jon S. Cummings IV, President *Date: 10/17/2014*

VeriTrek Inc. - Majority Shareholder

DocuSigned by:

/s/ Ronnie Hale 10/17/2014

3A60A7B92C054A2... XX President *Date: / /2014*

VeriTrek Inc.- Majority Shareholder

/s/ 10/17/2014

John Manno, XXXXX CEO *Date: / /2014*